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                                                                                                               EXHIBIT 12


                                   RATIO OF EARNINGS TO FIXED CHARGES
                                        (Dollars in thousands)


                                        Renco Steel Holdings, Inc.
                                              and Predecessor
                                ---------------------------------------------------------------
                                          Year Ended October 31,             Six Months Ended       Pro Forma     Pro Forma
                                                                                 April 30,            Year        Six Months
                                ---------------------------------------------------------------       Ended         Ended
                                                                                                   October 31,    April 30,
                                 1993     1994     1995     1996     1997        1997     1998        1997           1998
                                ------   ------   ------   ------   ------      ------   ------     ---------    ----------
Income before taxes and
  extraordinary loss.            23,636   51,029   23,308   44,211   33,919     13,182    12,339       20,236        8,844
Fixed charges.................   23,214   28,926   26,066   25,263   32,064     15,769    19,642       45,747       23,137
Minority interest.............     --      1,763    2,465    2,944      423        423     --             423         --
                                 ------   ------   ------   ------   ------     ------    ------      -------       ------
  Earnings....................   46,850   81,718   51,839   72,418   66,406     29,374    31,981       66,406       31,981

Interest expense..............   18,108   26,437   23,607   22,788   30,255     14,850    18,546       43,305       21,882
Amortization of financing
   costs......................    5,074    2,272    2,180    2,180    1,435        743       824        2,068          983
Rental/Lease interest.........       32      217      279      295      374        176       272          374          272
                                 ------   ------   ------   ------   ------     ------    ------      -------       ------
  Fixed charges...............   23,214   28,926   26,066   25,263   32,064     15,769    19,642       45,747       23,137

    Ratio of earnings to
      fixed charges...........      2.0x     2.8x     2.0x     2.9x     2.1x       1.9x      1.6x         1.4x         1.4x
                                 ======   ======   ======   ======   ======     ======    ======      =======       ======

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